Exhibit 2.2

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of Top KingWin Ltd (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market, and in connection therewith, the Class A Ordinary Shares are registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). This exhibit contains a description of the rights of the holders of Class A Ordinary Shares.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) as well as the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entirety of our Memorandum and Articles of Association, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to our Registration Statement on Form F-1 (File No. 333-269290), initially filed with the SEC on January 18, 2023.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share has a par value of $0.0001 per share. The number of Class A Ordinary Shares that have been issued as of the last day of the financial year ended December 31, 2022 is provided on the cover of the annual report on Form 20-F filed on May 16, 2023 (the “Annual Report”). Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our Class A Ordinary Shares are not subject to any pre-emptive or similar rights under the Cayman Companies Act or pursuant to our Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our ordinary shares consist of Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”). Each Class A Ordinary Share is entitled to one (1) vote on all matters subject to vote at general and special meetings of the Company and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at general meetings (include extraordinary general meetings) of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one Class on all matters submitted to a vote by the shareholders. Due to the super voting power of Class B ordinary shareholder, the voting power of the Class A Ordinary Shares may be materially limited. See also “— Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F) — Variation of Rights of Shares.”

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares and Class B Ordinary Shares (Item 10.B.3 of Form 20-F)

The authorized share capital of the Company is $50,000, divided into 300,000,000 Class A Ordinary Shares and 200,000,000 Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting rights and conversion rights.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the Cayman Companies Act and to our Memorandum and Articles of Association. Our Memorandum and Articles of Association provide that our board of directors may pay interim dividends or declare final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid. In addition, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders, but no dividend may exceed the amount recommended by our directors.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to 20 votes, and each Class A Ordinary Share is entitled to 1 vote, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

No business shall be transacted at any general meeting unless a quorum of members is present in person or by proxy; if the Company has only one member, that member; or if the Company has more than one member, two members. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting.

Conversion

Class A Ordinary Shares are not convertible. Class B Ordinary Shares will be automatically and immediately converted into an equal and corresponding number of Class A Ordinary Shares (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”, subject to adjustment) upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder or an affiliate or such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder.

Election of directors

Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended for more than 30 days in any calendar year as our board may determine.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

Neither the Class A Ordinary Shares nor the Class B Ordinary Shares are redeemable at the option of the holder.

The Cayman Companies Act and our Memorandum and Articles of Association permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Cayman Companies Act, our Memorandum and Articles of Association and any applicable requirements imposed from time to time by the Nasdaq and the SEC. In accordance with our Memorandum and Articles of Association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Under the Cayman Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share capital account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the Memorandum and Articles of Association) has first been authorized by a resolution of our shareholders. In addition, under the Cayman Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of shareholders:

●	increase the authorized share capital of our Company;

●	subdivide our shares into shares of an amount smaller than that fixed by the Memorandum and Articles of Association;

●	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; and

●	cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

Issuance of Additional Shares

Our Memorandum and Articles of Association authorizes our board of directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum and Articles of Association provide for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles of Association relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Class A Ordinary Shares and Class B Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued Class A Ordinary Shares and Class B Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The directors may call a general meeting at any time. At least five clear days’ notice of a general meeting must be given to the shareholders. But a meeting may be convened on shorter notice with the consent of the shareholders who collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that our directors must call a general meeting if there is a requisition in writing given by shareholders who together hold at least 10% of the rights to vote at such general meeting. Should the directors fail to call a general meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period. The requisition must specify the purpose of the meeting; be signed by or on behalf of each requisitioner; and be delivered in accordance with the notice provisions in our Articles. Otherwise, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before any general meetings not called by such shareholders.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.

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